As filed with the Securities and Exchange Commission on May 8, 2006

Registration No. 333-133471

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIBERNET TELECOM GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2255974
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

570 Lexington Avenue

New York, New York 10022

(212) 405-6200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael S. Hubner

Vice President-General Counsel

570 Lexington Avenue

New York, New York 10022

(212) 405-6200

(Address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Todd E. Mason, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

(212) 935-3000

Approximate date of commencement of proposed sale to public:    from time to time, following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	1,745,001	$2.68	$4,676,603	$500.40	*

NOTES TO FEE TABLE:

(1)	Includes 1,050,000 shares of outstanding common stock, par value $0.001 per share, and 695,001 shares of common stock issuable on exercise of outstanding warrants.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low sales prices of the registrant’s common stock reported on the Nasdaq Capital Market on April 11, 2006.
*	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will bear all expenses, estimated at $23,000.00, incurred in connection with the registration of the shares offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered shares under state securities laws for the named selling stockholders. The selling stockholders will pay all underwriting discounts and selling commissions applicable to the sale of registered shares.

SEC registration fees	$500.40
Blue sky fees and expenses*	$500.00
Costs of printing and engraving*	$3,000.00
Legal fees and expenses*	$10,000.00
Accounting fees and expenses*	$5,000.00
Miscellaneous*	$3,999.60

TOTAL*	$23,000.00

*	Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that we shall indemnify to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was one of our directors or officers or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, that is one brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article VII of our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	from any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we must indemnify our directors, officers, and employees to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification. We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

Our agreements with the selling stockholders pursuant to which we have filed this registration statement provide that we will indemnify each selling stockholder (including control persons, officers, directors and constituent partners of the selling stockholder), and each selling stockholder will indemnify us (including control persons, officers and directors) against certain liabilities which might arise from the registration. The indemnifications may cover liabilities arising under the Securities Act of 1933. The obligation of each selling stockholder to indemnify us or our affiliates is limited to liabilities based on written information which the selling stockholder provides to us for inclusion in the registration statement.

ITEM 16.	EXHIBITS

The following exhibits are filed with this registration statement, or incorporated by reference as noted:

No.	Description
4.1	Registration Rights Agreement, dated as of March 22, 2006, by and among the Company and the stockholders listed therein (incorporated by reference to Exhibit 4.32 to our Annual Report on Form 10-K, filed on March 30, 2006).

4.2	Form of Warrant to purchase the Company’s Common Stock at a purchase price of $2.64 per share, issued in connection with the Common Stock Purchase Agreement, dated as of March 22, 2006 (incorporated by reference to Exhibit 4.34 to our Annual Report on Form 10-K, filed on March 30, 2006).

4.3	Registration Rights Agreement, dated as of March 22, 2006, by and among the Company and the stockholders listed therein (incorporated by reference to Exhibit 4.31 to our Annual Report on Form 10-K, filed on March 30, 2006).

4.4	Form of Warrant to purchase the Company’s Common Stock at a purchase price of $2.64 per share, issued in connection with the Warrant Agreement, dated as of March 22, 2006 (incorporated by reference to Exhibit 4.35 to our Annual Report on Form 10-K, filed on March 30, 2006).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the registrant, regarding legality.

10.1	Common Stock Purchase Agreement, dated as of March 22, 2006, by and among the Company and certain investors listed therein (incorporated by reference to Exhibit 10.83 to our Annual Report on Form 10-K, filed on March 30, 2006).

10.2	Warrant Agreement, dated as of March 22, 2006, by and among the Company and the lenders listed therein (incorporated by reference to Exhibit 4.33 to our Annual Report on Form 10-K, filed on March 30, 2006).

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., included in Exhibit 5.1.

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of attorney, included in the signature page of this registration statement.*

*	Previously filed.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 8, 2006.

FIBERNET TELECOM GROUP, INC.

By:	/s/ JON A. DELUCA
Jon A. DeLuca President and Chief Executive Officer

By:	/s/ CHARLES S. WIESENHART JR.
Charles S. Wiesenhart Jr. Vice President —Finance and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JON A. DELUCA Jon A. DeLuca	President, Chief Executive Officer and Director (principal executive officer)	May 8, 2006

/S/ CHARLES WIESENHART JR. Charles Wiesenhart Jr.	Vice President—Finance and Chief Accounting Officer (principal financial officer)	May 8, 2006

* Michael S. Liss	Chairman	May 8, 2006

* Richard E. Sayers	Vice Chairman	May 8, 2006

* Timothy P. Bradley	Director	May 8, 2006

* Oskar Brecher	Director	May 8, 2006

* Adam M. Brodsky	Director	May 8, 2006

* Roy (Trey) D. Farmer III	Director	May 8, 2006

* Robert E. La Blanc	Director	May 8, 2006

* Charles J. Mahoney	Director	May 8, 2006

* /S/ CHARLES WIESENHART JR.
Charles Wiesenhart Jr. Attorney-in-Fact